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10.20  ASSET PURCHASE AND SALE AGREEMENT, DATED NOVEMBER 25, 1996 AMONG AMP
INCORPORATED, THE WHITAKER CORPORATION AND REGISTRANT


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                    ASSET PURCHASE AND SALE AGREEMENT


                             DATED AS OF
                          NOVEMBER 25, 1996

                                AMONG

                          AMP INCORPORATED,
                      THE WHITAKER CORPORATION

                                AND

                   DECRANE AIRCRAFT HOLDINGS, INC.



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                       ASSET PURCHASE AND SALE AGREEMENT

     ACQUISITION OF ASSETS OF MANUFACTURING ACTIVITIES OF AMP INCORPORATED
                     COMMONLY REFERRED TO AS QUALITRONIX
                                       BY
                       DECRANE AIRCRAFT HOLDINGS, INC.

     This Asset Purchase and Sale Agreement ("Agreement") is made and entered into by and among AMP Incorporated ("AMP"); The Whitaker Corporation ("Whitaker") only with respect to certain specific provisions of this Agreement pertaining to proprietary rights and intellectual property; and DeCrane Aircraft Holdings, Inc. ("DAH"), based on the following facts:

     AMP is the owner of and desires to sell all of the assets as relate to its cold heading and contact fabrication operations (the "Contact Products") conducted at its facility located at 45-C Parker Street, Irvine, California, 92718-1606 (the "Irvine Facility") and as necessary to build and manufacture such Contact Products and operate the Irvine Facility as it is currently being operated, all of which is commonly referred to as the QUALITRONIX activities. (Hereinafter for purposes of convenience referred to as "Qualitronix"). Whitaker is the owner of certain proprietary rights and intellectual property with respect to Qualitronix. Wherever the context shall require, reference to Qualitronix shall mean "AMP with respect to the manufacturing activities commonly identified as Qualitronix and the Assets to be acquired pursuant to this Agreement", or its equivalent as appropriate). Wherever the context requires a covenant, agreement or warranty and representation is made or required by Whitaker, such shall also mean AMP shall cause Whitaker to perform such covenant or agreement and make such warranty and representation, whether or not specifically stated.

     DAH desires to purchase the assets, proprietary rights and intellectual property of Qualitronix;

     The parties desire to enter into certain supply contracts whereby (i) AMP shall agree to purchase from DAH and DAH shall agree to sell to AMP all of AMP's 1997 requirements for Contact Products to be used in kits and internal assemblies for cylindrical connectors ("Cylindrical Supply Contract") and (ii) AMP shall agree to purchase from DAH and DAH shall agree to sell to AMP all of AMP'S 1997 and 1998 requirements for Contact Products to be used for non-cylindrical connectors (which AMP either resells or uses in its internal assembly as part of other products) (the "Non-Cylindrical Supply Contract") according to the terms and conditions set forth therein, (the "Cylindrical Supply Contract" and "Non-Cylindrical Supply Contract" may sometimes collectively be referred to as the "Supply Contracts"). For the purposes of provisions relating only to the Supply Contracts, AMP shall mean the Aerospace Government Systems Sector of AMP.

     Terms set forth herein with quotation marks " " are defined terms and shall have the meaning set forth wherever located.

     The term "Agreement" shall mean this Asset Purchase and Sale Agreement and any schedules, exhibits or other documents, including the Supply Contracts, referred to herein as being a part of the agreements among the parties.

     References herein to "financial statements", "balance sheet", "income statement" or "books and records" shall mean and refer to one or more schedules prepared by AMP, containing the information specified, prepared to the extent reasonably possible, in such a manner as if Qualitronix were a stand alone, separate entity for which separate books, records and accounts were maintained in accordance with the customary practices of AMP consistently applied.

     The preamble, definitions and references hereinabove shall be deemed an integral part of the Agreement.

     Based on the foregoing preamble, facts and circumstances, the parties hereby agree as follows

1.   ASSETS TO BE PURCHASED AND SOLD.

1.1 THE QUALITRONIX ASSETS. On the Closing Date, subject to any exclusions provided for in Section 1.3, AMP and Whitaker shall transfer to DAH all of the assets, properties, rights (contractual or otherwise) used in the activities of, by or in connection with Qualitronix, wherever located, in each case whether in the nature of real, personal, or mixed property and whether tangible or intangible and known or unknown, whether or not set forth with particularity in this Agreement (collectively, the "Assets"). Without limiting the generality of the foregoing, the assets of Qualitronix to be transferred include:

     1.1.1 REAL PROPERTY. Any and all real property (the "Real Property") which shall relate solely to Qualitronix, including that listed on Schedule 1.1.1;

     1.1.2 REAL PROPERTY LEASES. Any and all rights under leases of real property and improvements (the "Real Property Leases"), relating to the Irvine Facility and any others, all as listed on Schedule 1.1.2;

     1.1.3 PERSONAL PROPERTY.

     (a) All machinery and equipment (the "Machinery and Equipment"), including that listed on Schedule 1.1.3(a);

     (b) All tooling (the "Tooling"), including that listed on Schedule
     1.1.3(b);

     (c) All furnishings, fixtures, computers and related equipment and furniture ("Furnishings & Fixtures"), including that listed on Schedule
     1.1.3 (c);

     (d) All rights under leases of equipment or other tangible personal property ("Personal Property Leases"), including that listed on Schedule 1.1.3(d);

     1.1.4  INVENTORY AND BACKLOG.

     (a) All raw materials, supplies, component parts, work-in-process and finished goods inventory, and other inventory (collectively the "Inventory"), including that listed on Schedule 1.1.4(a);

     (b) All backlogs of unfilled orders as of the date of this Agreement (the "Backlog") as listed on Schedule 1.1.4(b) (the "Opening Backlog Schedule"), which schedule shall set forth in detail; dates of orders, quantity, price, customer information, shipping dates and such other information as shall be deemed relevant to a determination of the scope, extent and accuracy of the Backlog. Schedule 1.1.4(b) shall also set forth the Backlog which AMP projects will exist at the Closing (the "Projected Backlog").

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     1.1.5 RESERVED.

     1.1.6 PERMITS. All material licenses, permits, consents, authorizations, approvals, certificates and franchises of any regulatory, administrative or other agency or body, issued to or held by AMP with respect to the Assets or the activities of Qualitronix (collectively, the "Permits"), as listed in Schedule 1.1.6;

     1.1.7 PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY

     (a) All rights in patents, patent applications, inventions, invention disclosures copyrights, mask sets, computer programs, trade secrets, know-how, techniques, designs and other forms of intellectual property identified in Schedule 1.1.7(a);

     (b) All trademarks, names, service marks, trade names, marks, symbols and logos owned by AMP or Whitaker and used in connection with Qualitronix which are not otherwise used in any other business or activity of AMP. Without regard to any other use, the name "Qualitronix" or any derivative thereof, shall be transferred without restriction, all as shown in Schedule 1.1.7(b); (The interests set forth in Sections 1.1.7(a) and 1.1.7(b) shall collectively be referred to as the "Proprietary Rights")

     1.1.8 CONTRACTS.

                (a) All rights under Material Contracts, (as defined and described in Section 3.2.22) not otherwise described in this Section 1.1, to the extent assignable, as listed on Schedule 1.1.8(a);

                (b) A separate list of those contracts which are Material Contracts, but which are not assignable shall be set forth as
           Schedule 1.1.8(b).

     1.1.9 RESERVED.

     1.1.10 RESERVED.

     1.1.11 DEPOSITS AND PREPAID EXPENSES. All of the deposits and prepaid expenses, other than tax refunds, of AMP as relates to the Assets (respectively, the "Deposits" and the "Prepaid Expenses") as set forth in Schedule 1.1.11.

     1.1.12 RESERVED.

     1.1.13 RESERVED.

     1.1.14 CUSTOMER LISTS. A complete listing of all customers and distributors, setting forth the names and addresses, all as set forth on
Schedule 1.1.14.

     1.1.15 BOOKS AND RECORDS. All books of account, files, papers and records maintained by AMP with respect to Qualitronix;

     1.1.16 TELEPHONE NUMBERS. All telephone, fax, e-mail and other numbers used by Qualitronix, including those numbers listed on Schedule 1.1.16;

     1.2 NON-ASSIGNMENT OF ASSETS. To the extent that any asset described in
Section 1.1 may not be assigned to DAH, or may only be assigned to DAH with the consent of a third party (collectively "Non-assignable Assets"), then NOTWITHSTANDING anything to the contrary in this Agreement, neither this Agreement nor any action taken shall constitute an assignment or an agreement to assign; PROVIDED, HOWEVER, that in such case the parties shall act in accordance with the provisions of Section 1.4 below. A complete list of such Non-assignable Assets shall, be set forth in Schedule 1.2.

     1.3  EXCLUDED ASSETS.

          1.3.1 Notwithstanding Section 1.1, the assets (if any) listed on Schedules 1.3 and 1.1.8(b) shall be excluded from the "Assets" for all purposes.

           1.3.2 Such exclusions shall include that portion of the management information systems utilized by AMP in connection with the activities of Qualitronix, which reside on the management information systems of AMP (the "AMP System") and which cannot be segregated without impairing the integrity of the data or systems of AMP or disclosing to DAH confidential or proprietary information of AMP which is not applicable to Qualitronix or the Assets. However, any data which is currently recorded or stored on the AMP System, applicable to the activities of Qualitronix and which is capable of being segregated, shall be included in the Books and Records set forth in Schedule 1.1.15.

           1.3.3 Such exclusions shall include the "routers" used in connection with the local area network server.

           1.3.4 Such exclusions shall include the plating lines located at the facility in Ontario, California.

1.4 THIRD PARTY CONSENTS

           1.4.1 AMP shall use all reasonable efforts to obtain the consents to the assignment of the Material Contracts and Permits, which consents shall be referred to as the "Material Consents". AMP shall not agree to make any unreasonable financial accommodations to obtain such Material Consents.

           1.4.2 In the event that any Permit which is to be assigned to DAH is not assignable, and DAH needs such permit in order to operate the business of Qualitronix, AMP and DAH shall use their best efforts and make every good further attempt to obtain such Permit.

           1.4.3 Promptly following the execution and delivery of this Agreement, DAH and AMP shall cooperate with each other in obtaining consents to the sale of the Assets, and the consummation of the other transactions contemplated by this Agreement. The forms of consent shall be mutually acceptable to AMP and DAH.

           1.4.4 Notwithstanding any provision to the contrary contained herein, AMP shall not be obligated to assign to DAH any contract, license, purchase order, sales order, lease, claim or right or any benefit therefrom, or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, other than Material Consents, or which is subject to a preferential right held by the other party, but in any such event, AMP shall cooperate with DAH in all reasonable respects for a period of one (1) year from the Closing Date in any reasonable arrangement designed to provide the benefits thereof to DAH.

2.   PAYMENT OF PURCHASE PRICE ASSUMPTION OF CERTAIN LIABILITIES: CLOSING.

     2.1 THE PURCHASE PRICE In consideration for the transfer and assignment by AMP of the Assets, the entry into the Supply Contracts and in consideration of the representations, warranties and covenants of AMP and Whitaker herein, DAH agrees to pay at the Closing:

         2.1.1 An amount equal to the lesser of (i) Six million five hundred thousand dollars ($6,500,000) or (ii) the sum of:

               (a) The net book value of the tangible fixed assets as currently used to build the Contact Products located at the Irvine Facility or at any other location, such as at the facility of a Distributor, and as necessary and currently utilized to operate said facility, including the leasehold improvements as of September 30, 1996, all as set forth in Schedule 2.1.1(a) (the "Tangible Fixed Assets") multiplied by a factor of 1.5 (the "Tangible Asset Purchase Price") and

               (b) The value of the Inventory as determined in accordance with the provisions of Section 2.5 as of October 31, 1996, (the "Initial Inventory Value"), but excluding the value of any excess (meaning any inventory exceeding the usage in the past 12 months) or obsolete inventory (meaning any inventory with zero usage in the past 12 months) (collectively "Excess and Obsolete Inventory") as of the Inventory Date, multiplied by a factor of 1.5 (the "Initial Inventory Purchase Price") For the purposes of the determination of Excess and Obsolete Inventory, AMP shall set forth on
Schedule 2.1.1(b) the quantity, total value, and Excess and Obsolete value by part number and the activity by part number. The activity for such calculations will be as defined in AMP Inventory Valuation Policy 09.04.02, revised 04/94. Upon receipt and review by DAH of the calculations used by AMP to determine the Excess and Obsolete Inventory, DAH will determine whether an adjustment can be made, taking into consideration DAH's then existing requirements for inventory classified as excess or obsolete. To the extent that DAH determines that its usage history indicates that it can use any portion of the Excess and Obsolete Inventory, DAH shall notify AMP that it may exclude such portion from the Excess and Obsolete Inventory calculation. Upon inquiry by AMP, DAH shall provide to AMP its data supporting its determinations pursuant to this paragraph.

               (c) less any obligations for accrual items or other prorations as provided for in Sections 2.6.2 and 3.2.2, which shall be subtracted from the Purchase Price if not previously discharged by AMP. If any such item is or would be included in the Inventory or Tangible Fixed Assets as to which the Tangible Asset Purchase Price or Inventory Purchase Price has been determined, then such reduction shall be multiplied by a factor of 1.5.

          2.1.2 RESERVED.

          2.1.3 There shall be withheld from the Purchase Price payable at the Closing an amount equal to ten percent (10%) of the Initial Inventory Value (the "Holdback Amount"), subject to the provisions of Section 2.5.2.

          2.1.4 The Purchase Price shall be decreased by an amount equal to three percent (3%) of the total value of contact inventory held by Distributors on November 15, 1996.

     2.2 THE CLOSING The closing of the purchase and sale of the Assets by AMP and Whitaker to DAH (the "Closing") shall take place at 11:00 AM, local time on December 13, 1996, but not later than December 27, 1997, or such other time and/or place as the parties hereto shall agree upon in writing (the "Closing Date"). The time set forth for Closing shall be extended as set forth in Section
5.2.9. The parties
need not be physically present in the same location in order to accomplish the Closing. The exchange of signed documents by facsimile transmission shall be deemed to be the exchange of the original signed documents, provided that the actual original documents are exchanged by appropriate means within three business days following the Closing.

     2.3  RESERVED

     2.4  RESERVED

     2.5  INVENTORIES AND POST CLOSING ADJUSTMENT

         2.5.1 For the purpose of determining the amount to be paid pursuant to Section 2.1.1(b) hereof (the "Initial Inventory Purchase Price), the value of the inventory (the "Initial Inventory Value") shall be determined from the Inventory schedule to be provided by AMP based upon its books and records maintained for Qualitronix as of October 31, 1996 (the "Initial Inventory Date") utilizing costs at the lower of "standard cost" or market value.

         2.5.2 Within three (3) days following the Closing (the "Final Inventory Date"), the parties shall make a joint physical count and determination of the value of the Inventories for the purpose of determining the actual amount payable with respect to the Inventory pursuant to Section
2.1 (the "Final Inventory Value"). The Final Inventory Purchase Price shall be the amount determined by multiplying the Final Inventory Value by a factor of 1.5. In the event the Final Inventory Purchase Price shall be greater than the Initial Inventory Purchase Price, DAH shall within 10 days from such determination pay to AMP such differential and the Holdback Amount. In no event shall the amount so paid result in a total Purchase Price exceeding $6,500,000.

         2.5.3 In the event that the Final Inventory Purchase Price shall be less than the Initial Inventory Purchase Price, but such differential is less the Holdback Amount, then DAH shall, within 10 days from such determination pay to AMP such portion of the Holdback Amount remaining.

         2.5.4 In the event that the Final Inventory Purchase Price shall be less than the Initial Inventory Purchase Price by an amount exceeding the Holdback Amount, then AMP shall, within ten days from such determination pay to DAH such differential.

         2.5.5 In the event of a dispute between the parties pertaining to any aspect of the determination of the Final Inventory Value or Final Inventory Purchase Price, such dispute shall be resolved by submission to and determination by a mutually agreed upon "Big Six" or "National" accounting firm with the costs of such determination borne equally by the parties.

     2.6 ASSUMPTION OF CERTAIN LIABILITIES: NO ASSUMPTION OF OTHER LIABILITIES

     On the Closing Date, DAH will assume

         2.6.1 RESERVED.

         2.6.2 ACCRUED EMPLOYEE EXPENSES. All accrued employee expenses in the ordinary course which are (i) reflected as a liability as set forth on the books and records of Qualitronix and shown on Schedule 2.6.2, (the "October 31, 1996 Schedule of Liabilities") or (ii) if incurred after October 31, 1996, are (x) completely and accurately reflected in all material respects on the schedules required by Section 3.2.21 and to be delivered to DAH on the Closing Date and (y) are of the kind expressly permitted by the affirmative covenants, and not prohibited by the negative covenants, set forth in Section 4 hereof.

         2.6.3 REAL PROPERTY LEASES: PERSONAL PROPERTY LEASES. The obligations of Qualitronix or AMP arising under the Real Property Leases listed on Schedule 1.1.2 and the Personal Property Leases listed on Schedule 1.1.3(c).

         2.6.4 DISTRIBUTOR RETURNS OBLIGATIONS The obligation to accept any return of Contact Products from any Distributor, pursuant to any return provisions, including contractual Distributor inventory adjustments with respect to Distributor inventory of Contact Products as of the Closing Date, except for returns made for a period of three (3) months from the Closing Date pursuant to termination provisions in such Distributor Agreements, as to which AMP shall reimburse DAH an amount equal to the credit required to be given to the Distributor pursuant to the termination provisions of such Distributor Agreement. In the event that DAH shall notify AMP within such three month period that it has received any form of indication from a Distributor that it intends to terminate its Distributor Agreement, such three month period shall be extended for an additional three (3) months, provided that DAH demonstrates it is making a good faith effort to continue the trial period with the Distributor.

         2.6.5 RESERVED

         2.6.6 ROYALTIES AND LICENSE FEES. The royalties and license fees owing by Qualitronix, but ONLY TO the extent specified in Schedule 2.6.6.

         2.6.7 CONTRACT OBLIGATIONS: Liabilities and obligations under any unfilled purchase order, sales order, lease, agreement or commitment of any kind by which AMP is bound on the Closing Date and which are assigned to DAH pursuant to this Agreement, and which were entered into in the ordinary course or are set forth in Schedule 1.1.8;

         2.6.8 PERMIT OBLIGATIONS: Liabilities and obligations under permits, registrations,licenses, governmental approvals, orders and directives which are assigned to DAH pursuant to this Agreement and which were obtained or entered into in the ordinary course or are set forth on Schedule 1.1.6;

         2.6.9 PRODUCT LIABILITIES Product liabilities of every kind and nature, relating to products constituting finished goods inventory of Qualitronix as of the Closing Date.

     2.7 LIABILITIES NOT ASSUMED.

         2.7.1 With the exception of the liabilities assumed pursuant to
Section 2.6, DAH shall not by the execution or performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or other obligation of Qualitronix or AMP of any kind, nature or description, whether such liability or obligation is mature or not, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement, including those rising from breach of contract, breach of any warranty, except as specifically set forth, infringement, fraud, violation of any law, rule or regulation, or out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or other demand.

         2.7.2 AMP shall be solely responsible for warranty claims made with respect to Contact Products shipped on or prior to the Closing Date and DAH shall be solely responsible for warranty claims made with respect to Contact Products shipped by Qualitronix subsequent to the Closing Date

         2.7.3. Without limiting the foregoing, DAH shall not assume any other obligations of Qualitronix or AMP except to the extent set forth in
Schedule 2.7.3 and reflected as a reduction to the Purchase Price.

3. REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES BY DAH. DAH hereby represents and warrants to AMP that, except as set forth on Schedule 3.1, the representations and warranties of DAH contained in this Agreement, including those contained in this Section 3.1, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. DAH hereby represents and warrants to AMP the following:

         3.1.1 ORGANIZATION. DAH is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its businesses as now being conducted. DAH is duly qualified, or will be duly qualified prior to the Closing Date, to do business and is in good standing in each jurisdiction in which the nature of its business or of its properties makes such qualification necessary

         3.1.2 RESERVED.

         3.1.3 AUTHORIZATION. DAH has all requisite corporate power and authority to enter into this Agreement and the Supply Contracts, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. All necessary corporate action has been taken by DAH with respect to the execution and delivery of this Agreement, and the Supply Contracts, and this Agreement and the Supply Contracts constitute valid and binding obligations of DAH, enforceable against DAH, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

         3.1.4 LITIGATION. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of DAH, threatened against DAH, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which might have an adverse effect on their ability to perform any of their obligations under this agreement or upon the consummation of the transactions contemplated by this Agreement.

         3.1.5 BROKERS. FINDERS. Except as disclosed in Schedule 3.1.5, the transactions contemplated herein were not submitted to DAH by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of DAH submitted to DAH by any such broker or other person. Neither DAH nor any of its officers, directors or employees has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Assets for any brokerage fees, commissions, finders fees or similar fees or expenses and no broker or finder has acted directly or indirectly for DAH in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by DAH in connection with this Agreement or the transactions contemplated hereby. DAH shall be solely responsible for the fees so incurred.

         3.1.6 NO CONFLICT OR DEFAULT Except as pertains to the requirement of DAH to obtain the approval of its senior and subordinated lender as set forth in Section 5.2.9, neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including the consummation of the transactions contemplated hereby and thereby, will (a) violate in any material respect any statute, regulation or ordinance of any governmental authority, or (b) conflict with or result in the breach of any term, condition or provision of the articles of incorporation or bylaws of DAH or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which DAH is a party or by which DAH maybe bound, or (c) constitute a material default (or an event which with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder.

     3.2 REPRESENTATION AND WARRANTIES BY AMP. AMP hereby represents and warrants to DAH that, except as set forth on Schedule 3.2, the representations and warranties of AMP contained in this Agreement, including those contained in this Section 3.2, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. As used in this Section 3.2,(i)unless stated to the contrary, all representations and warranties which are made to the "Knowledge of AMP" or similar terms, relate only to Qualitronix, its activities, assets and liabilities; (ii) except with respect to Environmental Matters as set forth in Section 3.2.16, all representations and warranties relate only to the period from the time that AMP acquired Qualitronix to the date of this Agreement when Qualitronix, its activities, assets and liabilities were owned by AMP and (iii) when reference is made to Qualitronix as if it were a legal entity, the representation is meant to be with respect to the activities of AMP, as to which the term "Qualitronix" has been applied merely for convenience, as if Qualitronix were a separate legal entity, although the parties specifically agree and understand that Qualitronix is not such a separate legal entity, nor is it a specific defined line of business on a stand alone basis. AMP hereby represents and warrants to DAH the following:

         3.2.1 CORPORATE ORGANIZATION.

               (a) AMP is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted. AMP is duly qualified to do business and in good standing in each jurisdiction wherein the activities of Qualitronix would require such qualification as listed on
Schedule 3.2.1. Except as set forth on Schedule 3.2.1, AMP has not received any written notice or assertion within the last three years from any governmental official of any jurisdiction to the effect that AMP, solely as it pertains to the activities conducted as Qualitronix, is required to be qualified or otherwise authorized to do business therein, in which AMP has not qualified or obtained such authorization.

               (b) Whitaker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted. Whitaker is duly qualified to do business and in good standing in each jurisdiction wherein the activities of Whitaker would require such qualification as listed on
Schedule 3.2.1. Except as set forth on Schedule 3.2.1, Whitaker has not received any written notice or assertion within the last three years from any governmental official of any jurisdiction to the effect that Whitaker is required to be qualified or otherwise authorized to do business therein, in which Whitaker has not qualified or obtained such authorization.

         3.22 RESERVED.

         3.23 AUTHORIZATION OF AMP . AMP or Whitaker, as the case may be, has full corporate power and authority to enter into this Agreement, and the Supply Contracts to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. All necessary and appropriate corporate action has been taken by AMP and Whitaker, as the case may be, with respect to the execution and delivery of this Agreement, and the Supply Contracts to which it, is a party. This Agreement constitutes, and the Supply Contracts to which AMP is a party, when executed, and delivered by AMP will constitute, valid and binding obligations of AMP or Whitaker, as the case may be, enforceable against AMP or Whitaker in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

         3.2.4 HISTORIC PERFORMANCE. Schedule 3.2.4 sets forth in full detail the historic volume of Contact Products produced by Qualitronix and/or consumed by AMP in the Cylindrical and Non-Cylindrical product, for the, nine months ended September 30, 1996, including all sales direct to customers of AMP and delivery of Contact Products manufactures by Qualitronix to AMP for resale or inclusion as a component in or portion of a higher tier product or assembly, except that direct sales volume on all Cylindrical Product shall also include 1995. Such schedule shall specify the part number, quantity delivered by part number, sales price, customer name for all Cylindrical Products and the part numbers, quantity and purchase price for all Non-Cylindrical Products and Inventory totals only for 1995 and the first nine months of 1996 shall be provided. Such Inventory schedule shall also show the Activity determined in the manner set forth in Section 2.1.1(b).

         3.2.5 RESERVED.

         3.2.6 ABSENCE OF CERTAIN CHANGES IN EVENTS. Except as set forth on
Schedule 3.2.6, since October 31, 1996, there has not been:

               (a) Any material adverse change in the operations (as now conducted or as presently proposed to be conducted), assets, properties or rights, condition (financial or otherwise) or to the best knowledge of AMP prospects, including, but not limited to any indication by any customer or distributor of a material reduction in anticipated volumes of Contact Products to be acquired, of AMP as it pertains to the activities of Qualitronix or, any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change (a "Material Adverse Effect");

               (b) Any material increase in amounts payable by AMP for the benefit of, or committed to be paid by Qualitronix to or for the benefit of any person listed on Schedule 3.2.6(b) (each a "Key Employee") or in any benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, for the benefit of any Key Employee;

               (c) Any material transaction entered into or carried out by AMP with respect to the activities of Qualitronix other than in the ordinary and usual course;

               (d) Any borrowing or agreement to borrow funds; any incurring of any other obligation or liability, contingent or otherwise except current liabilities incurred in the usual and ordinary course of business not exceeding at any one time outstanding $10,000; or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other individual, firm, corporation or other entity by AMP with respect to Qualitronix;

               (e) Any material change made by AMP in the methods of doing business with respect to Qualitronix;

               (f) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the Assets;

               (g) Any current liabilities incurred or obligations under contracts entered into after such date other than in the usual and ordinary course of business;

               (h) Any sale, lease or other disposition of or any agreement to sell, lease or otherwise dispose of any material portion of the Assets, other than sales of finished goods in the usual and ordinary course at the regularly scheduled prices;.

               (i) Any purchase of or any agreement to purchase capital assets for an amount in excess of $5,000 for any one such purchase or $20,000 for all such purchases made by AMP with respect to Qualitronix or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by AMP with respect to Qualitronix exceeding an aggregate of $10,000;

               (j) Reserved;

               (k) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any material contract, agreement, license or other instrument to which AMP is a party as pertains to the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;

               (l) Any labor disputes or disturbances materially adversely affecting the business or financial prospects of AMP as it pertains to the activities of Qualitronix including the filing of any petition or charge of unfair labor practices with the National Labor Relations Board or efforts to effect a union representation election, actual or threatened employee strikes, work stoppages or slow downs;

               (m) Any delay or postponement (beyond normal practice) by AMP with respect to Qualitronix of the payment of any accounts payable or other liabilities of Qualitronix;

               (n) To the best of the knowledge of AMP, any other event or condition of any character which has had a Material Adverse Effect or may reasonably be expected to result in a Material Adverse Effect; or

               (o) To the best of the knowledge of AMP, there have been no adverse events pertaining to environmental matters.

         3.2.7 UNDISCLOSED LIABILITIES. To the best knowledge of AMP, except as disclosed on Schedule 3.2.7, AMP has no liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) with respect to the Assets, except those arising under agreements or other commitments expressly identified in any Schedule hereto; and

         3.2.8 TAXES. Except as set forth on Schedule 3.2.8, AMP has filed all applicable Federal, State and local tax returns relating to the Assets and with respect to the activities of Qualitronix.

         3.2.9 COMPLIANCE WITH LAW.

               (a) Subject to the provisions of Section 3.2.16, AMP is in compliance in all material respects (with respect to the activities of Qualitronix) with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality with respect to the activities of Qualitronix or relating to any of the Assets.

               (b) [Reserved]

               (c) Schedule 1.1.6 contains a complete and accurate list of the "Permits". Each of the Permits is currently valid and in full force and effect. The Permits constitute all franchises, licenses, permits, consents, authorization, approvals, and certificates of any regulatory, administrative or other agency or body necessary for the conduct of the activities of Qualitronix. AMP is not in material violation of any of the Permits and there is not now pending nor, to the best knowledge of AMP, any threatened proceeding which could result in the revocation, cancellation or inability of AMP to renew or transfer any Permit with respect to the activities of Qualitronix.

               (d) To the best knowledge of AMP, except as set forth in
         Schedule 3.2.9, AMP is not under investigation (with respect to the activities of Qualitronix) with respect to, or has been charged with or given notice of any violation of, any applicable law with respect to the activities of Qualitronix or any of the Assets.

         3.2.10 PROPRIETARY RIGHTS.

               (a) AMP or Whitaker owns, free from encumbrances, the patents and trademarks issued by the United States Patent and Trademark Office and applications therefor, as well as any other Proprietary Rights set forth in Schedules 1.1.7(a) and 1.1.7(b). No proceeding has been filed, of which AMP or Whitaker has been notified, or to the best knowledge of AMP or Whitaker is threatened to be filed, charging AMP or Whitaker, with respect to the activities of Qualitronix as the same is currently conducted, with infringement of any patent, trademark, copyright, copyright registration or any other type of intellectual property right or other proprietary rights of a third party.

               (b) Schedules 1.1.7(a) and 1.1.17(b) set forth all of the Proprietary Rights in respect thereof. Other than those Proprietary Rights listed on Schedules 1.1.7(a) and 1.1.7(b), to the best of the knowledge of AMP or Whitaker, no other Proprietary Rights are necessary for the operation of the activities of Qualitronix as the same is currently conducted and all such Proprietary Rights have been reduced to writing. If Proprietary Rights other than as listed are required for the operation of the activities of Qualitronix as the same is currently conducted, AMP or Whitaker shall grant to DAH, a royalty free license to the worldwide use of all such Proprietary Rights currently used by Qualitronix and necessary to carry on the operation of the activities of Qualitronix as the same is currently conducted. Such license may not be sublicensed by DAH, except on an intra-company basis nor may it be transferred except pursuant to a merger, consolidation or transfer of substantially all of the Assets of Qualitronix.

         3.2.11 RESTRICTIVE DOCUMENTS OR LAWS. With the exception of the matters listed on Schedule 3.2.11, AMP (with respect solely to the activities of Qualitronix) is not a party to or bound under any and, to the best knowledge of AMP, there is no pending, proposed or threatened regulation, certificate, mortgage, lien, lease, agreement, contract, instrument, law, vote, order, judgment or decree, or any similar restriction not of general application which materially adversely affects, or reasonably could be expected to materially adversely affect (i) the condition, financial or otherwise, of the Assets or properties which are the subject of this Agreement; (ii) the continued operation by DAH of the activities of Qualitronix after the Closing Date on substantially the same basis as said activities were theretofore operated; or (iii) the consummation of the transactions contemplated in this Agreement.

         3.2.12 INSURANCE. To the best of the knowledge of AMP, the activities of Qualitronix and the Assets to be transferred herein are insured with respect to such property and the conduct of such activities in such amounts and against such risks as are sufficient for compliance with law, and for compliance with the terms of each of its contractual commitments (including under each of the Real Property Leases, Personal Property Leases and Contracts). Schedule 3.2.12 is a true, correct and complete list of all insurance policies and bonds in force in which AMP or Qualitronix is named as an insured party, in respect of the activities of Qualitronix, or for which Qualitronix has been charged or has paid any premiums. Except as disclosed in Schedule 3.2.12, all such policies or bonds are currently in full force and effect. Neither AMP nor Qualitronix has received any notice from any such insurer with respect to the cancellation of any such insurance. AMP will continue all of such insurance in full force and effect up to and including the Closing Date. All premiums due and payable on such policies have been paid.

     3.2.13 RESERVED

     3.2.14 REAL PROPERTY. Except as set forth in Schedule 1.1.1, and except with respect to real property leased pursuant to the Real Property Leases listed on Schedule 1.1.2, Qualitronix has no real property. The real property leased pursuant to the Real Property Leases constitutes all of the real property now used in and necessary for the conduct of the activities of Qualitronix as presently conducted. All such Real Property Leases are held free and clear of all, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, except as listed on Schedule 3.2.14. Schedules 1.1.1 and
1.1.2 set forth a complete and accurate legal description of each parcel of real property owned by AMP and used in connection with activities of Qualitronix.

            Except as set forth in Schedule 3.2.14, all real property, buildings and structures owned or used by AMP in connection with the activities of Qualitronix and material to such activities is suitable for the purpose or purposes for which it is being used, and to the best of the knowledge of AMP is in such condition and repair as to permit the continued operation of said activities. To the best of the knowledge of AMP, and except as set forth in Schedule 3.2.14, none of such real property, buildings or structures is in need of maintenance or repairs except for ordinary; routine maintenance and repairs. To the best of AMP's knowledge, and except as set forth in Schedule 3.2.14, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any plant, building, garage or other such structure owned, leased or used by AMP, and except as set forth in Schedule 3.2.14, in connection with the activities of Qualitronix and the electrical, plumbing and heating systems, and the air conditioning system, if any, of any such plant, building, garage or structure are in reasonable operating condition in light of their age and prior use. To the best of the knowledge of AMP, and except as set forth in
Schedule 3.2.14, the utilities servicing the real property owned, leased or used in connection therewith are adequate to permit the continued activities of Qualitronix and there are no pending or threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially effect such continued operation. Schedule 3.2.14 lists, and AMP has furnished or made available to DAH copies of, all engineering, geologic and environmental reports prepared by or for either AMP or Qualitronix with respect to the Real Property and the real property leased pursuant to the Real Property Leases.

         3.2.15 PERSONAL PROPERTY. The schedules provided for under Section
1.1.3 contain complete and accurate descriptions of the Personal Property. Except as set forth in Schedule 3.2.15, and except with respect to personal property leased pursuant to the material Personal Property Leases, AMP has good, valid and marketable title to all of the Personal Property. Schedule
3.2.22 contains a complete and accurate description of all Personal Property Leases to which AMP is a party and which are used in connection with the activities of Qualitronix. Such portion of the Assets which is personal property constitutes all of the personal property now used in or necessary for the conduct of the activities of Qualitronix as presently conducted, wherever located, and is held free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, except as listed on Schedule 3.2.15.

      To the best knowledge of AMP, none of the Machinery or Equipment or Tooling is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

         3.2.16 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.2.16 and described in the reports listed on Schedule 3.2.14, to AMP's knowledge the operations of Qualitronix is in compliance in all material respects with all occupational health and safety acts and all environmental laws and regulations of all federal, state and local governmental or regulatory bodies having jurisdiction over AMP with respect to the activities of Qualitronix. Without limiting the generality of the foregoing, and by way of example only, except as set forth on Schedule 3.2.16, all as to AMP's knowledge:

               (a) There has not been, and is not now occurring, any Release of any Hazardous Substance on any real property owned, operated, leased or used by AMP in connection with the activities of Qualitronix. For purposes of this Agreement, the terms "Release" and "Hazardous Substance" shall have the same meanings as those terms are given in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
     Section 9601 ET SEQ. ("CERCLA"), except that for purposes of this Agreement petroleum (including crude oil or any fraction thereof) shall be deemed a Hazardous Substance.

               (b) With respect to the activities of Qualitronix, AMP has never sent a Hazardous Substance to a site which, pursuant to CERCLA or any similar state law, (A) has been placed, or is proposed to be placed, or, to the best knowledge of AMP, may in the future be placed, on the "National Priorities List" of hazardous waste sites or on any similar list of any federal, state or local governmental agency, including the Comprehensive Environmental Response, Compensation and Liability System list for potential hazardous waste sites, or (B) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action (as defined under CERCLA) or to pay for any costs relating to such site.

               (c) With respect to the activities of Qualitronix, AMP has never been nor is currently in violation of any provision of the Toxic Substances Control Act or the regulations promulgated thereunder.

               (d) With respect to the activities of Qualitronix, AMP is not involved in any suit or has received notice of any claim relating to personal injuries from exposure to Hazardous Substances.

         3.2.17 BROKERS. FINDERS. The transactions contemplated herein were not submitted to AMP by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of AMP submitted to DAH by any such broker or other person. Neither AMP nor any of its officers, directors or employees has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Assets for any brokerage fees, commissions, finders fees or similar fees or expenses and no broker or finder has acted directly or indirectly for AMP in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by AMP in connection with this Agreement or the transactions contemplated hereby.

         3.2.18 LEGAL PROCEEDINGS. ETC. Except as set forth on Schedule 3.2.18, there is no claim, litigation, action, suit or proceeding, administrative or judicial, filed, pending or to the best knowledge of AMP, threatened against AMP, (with respect solely to the activities of Qualitronix), or involving the Assets, this Agreement or the transactions contemplated hereby, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, including any unfair labor practice or grievance, proceedings or claim which could have a Material Adverse Effect upon Qualitronix Except as disclosed in Schedules 1.1.6 and 3.2.18, AMP (with respect to the activities of Qualitronix) is not subject to any judgment, order or decree, or, to the best knowledge of AMP, any governmental restriction applicable to AMP (with respect to the activities of Qualitronix) which has a reasonable probability of having a Material Adverse Effect, or which materially adversely affects the ability of AMP to continue the activities of Qualitronix as currently being conducted, or of DAH to continue the activities of Qualitronix as presently conducted.

         3.2.19 NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including the consummation of the transactions contemplated hereby and thereby, will (a) violate in any material respect any statute, regulation or ordinance of any governmental authority, or (b) conflict with or result in the breach of any term, condition or provision of the articles of incorporation or bylaws of AMP or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument (with respect to the activities of Qualitronix) to which AMP is a party or by which AMP or any part of the Assets is or may be bound, or (c) constitute a material default (or an event which with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, or (d) result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any part of the Assets, or (e) except as set forth on Schedule 3.2.19, give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any part of the Assets or the activities of Qualitronix

         3.2.20 LABOR RELATIONS. Schedule 3.2.20 sets forth all collective bargaining or other labor agreements to which AMP is bound and which covers employees engaged in the activities of Qualitronix. There is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, or petition for certification actually pending or, to the best knowledge of AMP, threatened against or involving the activities related to Qualitronix. Schedule 3.2.20 sets forth all pending grievances and arbitration proceedings against AMP as relates to the activities of Qualitronix arising out of or under a collective bargaining or other labor agreement No collective bargaining or other labor agreement is currently being negotiated by AMP which would affect employees engaged in the activities of Qualitronix. AMP has not experienced any work stoppage or other material labor difficulty over the past three years with respect to the activities of Qualitronix. No agreement which is binding on AMP as pertains to the activities of Qualitronix restricts it from relocating or closing any or all of its operations.

         3.2.21 EMPLOYEE BENEFIT PLANS.

               (a) To the best of the knowledge of AMP, except as set forth in
     Schedule 3.2.21, AMP does not currently sponsor, maintain or contribute to, and has not, within the past 3 years, sponsored, maintained or contributed to, any pension, retirement, profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or any other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such employee benefit plan is otherwise exempt from the provisions of ERISA, and whether or not formal or informal, written or oral, and whether or not legally binding all as pertains to the activities of Qualitronix. (All such plans, funds or programs sponsored, maintained or contributed to by AMP currently or within the past 3 years, whether or not listed on Schedule 3.2.21, are hereinafter referred to as the "Employee Benefit Plans"). For the purpose of this
     Section 3.2.21, the term "AMP" shall include all "entities" of AMP, whether or not incorporated, with which it would be treated as a single employer for purposes of Sections 414(b), (c) or (m) of the Internal Revenue Code (the "Code");

             (b) Qualitronix maintains, sponsors or contributes only to those employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of AMP which are described in Schedule 3.2.21, none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA);

             (c) Qualitronix maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of AMP which are described in Schedule 3.2.21, none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA);

             (d) Except as set forth on Schedule 3.2.21, each Employee Benefit Plan is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other federal or state law. On the Closing Date, AMP will have no liabilities on account of or in connection with any Employee Benefit Plan. AMP has adequately accrued for liabilities to meet current contributions or benefit payments which remain unfunded as of the Closing Date as set forth in
Schedule 3.2.21 (d) and which accrued amount shall be reflected as a reduction in the Purchase Price as set forth in Section 2 to the extent that such unfunded amount is assumed by DAH at the Closing.

3.2.22 CONTRACTS AND COMMITMENTS.

             (a) The Schedules submitted in connection with Section 1.1 contain a list of all of the contracts or agreements of any kind and type to which AMP is a party with respect to the activities of Qualitronix and the Assets which involve the payment by or to AMP with respect to the activities of Qualitronix in the aggregate of $10,000 or more during any year (collectively the "Material Contracts"), and AMP shall deliver to DAH correct and complete copies of each such Material Contract. The Material Contracts so listed, taken together, constitute all of the contracts, real estate leases, personal property leases, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, arrangements, obligations and understandings (written or oral), involving the payment by or to AMP with respect to the activities of Qualitronix, in the aggregate of $10,000 or more during any year, necessary to the conduct of the activities of Qualitronix as conducted by AMP.

             (b) [Reserved]

             (c) All of the Material Contracts are valid and binding, in full force and effect and enforceable against AMP in accordance with their respective provisions. AMP has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any Material Contract. To the best knowledge of AMP, AMP is not in violation of, in default in respect of, nor has there occurred an event or condition which, with the passage of time of giving of notice (or both) would constitute a violation or default of, any Material Contract; and, to the best knowledge of AMP, there are no facts or circumstances which would reasonably indicate that AMP (or any other party) will be or may be in violation of or in default in respect of any Material Contract, subsequent to the date hereof. No notice has been received by AMP claiming any such default or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

     3.2.23 RESERVED.

     3.2.24 INVENTORIES. Schedule 1.1.4(a) completely and accurately lists all of the Inventory owned by AMP with respect to the activities of Qualitronix, and the value thereof as of the date thereof. Except as set forth in Schedule 3.2.24, in all material respects all of the Inventory consists of a quality usable and saleable in the ordinary and usual course of business. All Inventory not written off has been priced at the lower of "standard cost" or market on a LIFO basis. The quantities of each type of Inventory (whether raw materials, work-in-process, or finished goods) are reasonable and warranted in the present circumstances of Qualitronix. To the best knowledge of AMP and based upon its compliance with quality specifications AMP Specifications: 102-55010 Rev. E; 102-55015 Rev.A and 102-55033 Rev. D, all work-in-process and finished goods Inventory is free of any defect or other deficiency.

     3.2.25 BACKLOG. All unfilled orders to purchase goods of AMP as it relates to the activities of Qualitronix are set forth in Schedule 1.1.4(b) and are firm and binding commitments having delivery schedule commitments (subject to cancellation rights set forth therein) of the respective purchasers (assuming that such purchaser has properly authorized by all requisite corporate or, if not a corporation, by all other requisite action and has properly executed and delivered such purchase order, which, to the best knowledge of AMP is the case) to purchase the goods indicated at the prices specified.

     3.2.26 PERSONNEL RECORDS. The Personnel Records submitted pursuant to
Section 1.1.15 constitute the full and complete personnel records with respect to all Employees employed by AMP who will be employed by DAH subsequent to the Closing. Such Personnel Records were kept in accordance with all applicable laws and regulations and the personnel practices of AMP in the ordinary course.

     3.2.27 MANAGERS, EMPLOYEES AND COMPENSATION.

           (a) Schedule 3.2.27 sets forth the name of all managers of AMP with respect to the activities of Qualitronix, their respective terms of office, the total salary, bonus payments, fringe benefits and perquisites each received in each of the last 3 fiscal years ended December 31, 1995, and changes to the foregoing which have occurred since December 31, 1995; such Schedule also lists and describes the current base salary, bonus payments, fringe benefits and perquisites of any other employee, agent or representative of AMP with respect to the activities of Qualitronix whose total current salary, bonus or other compensation exceeds $50,000 annually during any of the last 3 fiscal years ended December 31, 1995, and changes to the foregoing since December 31, 1995. There are no other material forms of compensation paid to any such manager or employee of AMP with respect to the activities of Qualitronix. The provisions for wages and salaries accrued and set forth on the October 31, 1996 Schedule of Liabilities are adequate for salaries and wages, including accrued vacation pay, for the period up through the date thereof, and such schedule sets forth all obligations for wages and salaries and other compensation to its employees, including, but not limited to, vacation pay and sick pay, and all commissions and other fees payable to agents, salesmen and representatives. AMP has filed any and all payroll tax returns, and paid all payroll taxes due for any and all employees engaged in the activities of Qualitronix, due through the Closing Date ("Payroll Expenses"). To the extent that there shall be any unpaid Payroll Expenses as of the Closing, such amount shall be a reduction in the purchase price as set forth in Section 2.

            (b) To the best knowledge of AMP, no Key Employee has a present intention to leave the employ of Qualitronix or has taken any action directed towards leaving the employ of Qualitronix.

     3.2.28 CREDIT TERMS: PRODUCT WARRANTIES. Schedule 3.2.28 sets forth all the terms and conditions of credit and discounts given by AMP to its customers in the usual and ordinary course of its business with respect to the activities of Qualitronix and a list of all transactions pending where there is a material departure therefrom. Also set forth on such Schedule are the terms and conditions of the standard product or service warranties and guarantees given by AMP in the usual and ordinary course of its business with respect to the activities of Qualitronix and a list of all transactions pending as to which there is a material departure therefrom. Except as set forth on such Schedule, AMP has conducted all qualification inspections and quality conformance inspections required by the specifications for Contact Products of Qualitronix included on qualified products lists in accordance with the requirements of such specifications, and all Contact Products shipped have been in conformance with such specifications.

     3.2.29 RESERVED.

     3.2.30 GOVERNMENT CONTRACTS.

                (a) For purposes of this Section 3.2.30, the term "Government" means any agency, division, subdivision, audit group, or procuring office of the federal government, including the employees or agents thereof; the term "Transferor" means AMP solely with respect to the activities of Qualitronix; the term "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, between the Transferor and any of the Government, any prime contractor of the Government, any subcontractor of such a prime contractor or any subcontractor of another subcontractor, however far removed from the prime contractor such subcontractor may be,
     (A) currently in force; (B) which, within the three years preceding the date of this Agreement, expired or were terminated; or (C) for which final payment was received within the three years preceding the date of this Agreement; and the term "Bid" means any outstanding quotation, bid or proposal submitted by Transferor to the Government, any proposed prime contractor of the Government, or any proposed subcontractor.

                 (b) Schedule 3.2.30 contains a true and complete list of all Bids which involve or can be expected to involve aggregate consideration in excess of $100,000.

                 (c) Except as set forth in Schedule 3.2.30, with respect to any Government Contract or Bid, to the best of the knowledge of AMP, the Transferor has complied with and expects to comply with all material terms thereof, all certifications and representations of Transferor with respect thereto, and all statutes and regulations applicable thereto.

                 (d) Except as set forth in Schedule 3.2.30, (A) no show cause notices, cure notices, or terminations have been issued against the Transferor with respect to any Government Contract; (B) no negative determinations of responsibility have been issued against the Transferor with respect to any Bid and (C) none of the Government, any prime contractor nor any subcontractor has notified the Transferor, either orally or in writing, that it is in breach or violation of any provision of any Government Contract, any certification or any QPL or representations with respect thereto or any statutes and regulations applicable thereto.

                 (e) The Transferor possesses all necessary security clearances and permits for the execution of its obligations under any Government Contracts and Bids. To the best knowledge of AMP, none of the Key Employees and other employees currently employed by the Transferor have ever been denied a security clearance.

                 (f) The Transferor is not undergoing and has not undergone any audit, other than in the ordinary course of such business, the results of which Audit did not have a Material Adverse Effect, and has no knowledge or reason to know of any basis for impending audits in the future, arising under or relating to any Government Contract except as set forth in Schedule 3.2.30.

                 (g) The Transferor has entered into no financing arrangements with respect to the performance of any current
     Government Contract except as set forth in Schedule 3.2.30.

     3.2.31 SOLVENCY. The total assets of AMP exceeds its total liabilities; and AMP is able to perform its financial obligations as performance thereof becomes due.

     3.2.32 ALLOCATIONS. Those costs which, during the period January 1, 1995 through September 30, 1996, have been allocated by AMP to the activities of Qualitronix, as set forth in Schedule 3.2.32, equal or exceed the true cost to AMP, and all such identifiable costs have been allocated to Qualitronix.
Schedule 3.2.32 sets forth such allocations for 1995, and for the 9 months ended September 30,1996.

     3.2.33 COMPLETE DISCLOSURE. To the best knowledge of AMP, no representation or warranty made by AMP in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to DAH by or on behalf of AMP pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

     3.2.34 REPETITIVE DISCLOSURE. To the extent that DAH, AMP or Whitaker have made any disclosure on any schedule to this Agreement, such disclosure shall be considered to be made for purposes of this Agreement notwithstanding that such disclosure is not made on all applicable schedules.

     3.2.35 NO REPRESENTATION REGARDING FUTURE BUSINESS. Notwithstanding any other provision in this Agreement to the contrary, including any express or implied representation contained herein, AMP makes no representation regarding its present or future intent to continue in the business of manufacturing, distributing or selling cylindrical or non-cylindrical connectors.

     3.3 RESERVED.

     3.4 CLAIMS BASED ON REPRESENTATIONS AND WARRANTIES. The recourse by DAH against AMP or Whitaker or by AMP or Whitaker against DAH for any breach of the representations and warranties set forth in Sections 3.1 and 3.2 shall be limited to a two (2) year period from the Closing Date, except for matters as to which notification of a potential claim has been given prior to the expiration of the two (2) year period, in which instance the period in which to assert such claim shall be extended for six months.

     3.5 DUE DILIGENCE. The due diligence conducted by DAH will not affect, qualify, or modify (i) any of the representations or warranties of AMP or (ii) any indemnification or similar obligations of AMP.

4. COVENANTS.

     4.1 COVENANTS OF DAH.

          4.1.1 PAYMENT AND PERFORMANCE OF ASSUMED LIABILITIES. From and after the Closing Date, DAH shall pay and perform the liabilities assumed pursuant to
Section 2.1 in the ordinary course of its business in accordance with DAH's standard business practices.

          4.1.2 RESERVED.

          4.1.3 USE OF NAME. After the Closing Date, DAH shall not use the name "AMP" in connection with the activities of Qualitronix.

          4.1.4 COVENANT AGAINST DISCLOSURE. Except to the extent provided by
Section 4.2.8, DAH agrees not to (a) disclose to any person, association, firm, corporation or other entity (other than AMP or those designated in writing by AMP) in any manner, directly or indirectly, any information or data relevant to the business of AMP (other than Qualitronix), whether of a technical or commercial nature, or (b) by use, or permit or assist, by acquiescence or otherwise, any person, association, firm corporation or other entity (other than AMP or those designated in writing by AMP) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public other than by any breach of any provision of this Section 4.1.4.

          4.1.5 RESERVED.

          4.1.6 HOLD HARMLESS. For a period of two years from the Closing, DAH agrees to indemnify and hold harmless AMP (the "DAH Indemnification") from any claims, costs or liabilities, which exceeds $10,000 for each claim of DAH Indemnification arising from the breach of any of the warranties or representations of DAH herein (the "AMP Claims"). AMP Claims relating to matters of like or similar kind shall be aggregated and each shall not be considered a separate claim. In connection therewith, DAH shall undertake to defend AMP with respect to any such AMP Claims asserted at its sole cost and expense upon receipt of notice of such AMP Claims.

          4.1.7 COVENANT AGAINST HIRING. DAH agrees that it shall not purposefully take any action which would induce any employee or representative of AMP not to continue as an employee or representative of AMP. Without limiting the generality of the foregoing, DAH shall not, either directly or indirectly through its Tri-Star subsidiary, for a three (3) year period from the Closing Date solicit to employ (whether as an employee, officer, director, agent, consultant or independent contractor), or enter into any partnership, joint venture or other business association with, any person who was at the Closing Date an employee, partner, representative, or manager of the Aerospace and Government Systems Sector of AMP.

          4.1.8 EMPLOYEES. Except as set forth on Schedule 4.1.8, which shall be delivered not later than three days preceding the Closing, from and after the Closing Date, DAH shall employ all of the current employees of AMP engaged in the activities of Qualitronix, subject to normal management prerogatives to adjust the work force, review performance and terminate employment as DAH shall deem necessary or appropriate. DAH shall compensate such employees at substantially the same level of compensation in effect for such employees immediately prior to the Closing Date. DAH will provide fringe benefits for such employees which are consistent with fringe benefits provided to employees of the TriStar subsidiary of DAH.

     4.2 COVENANTS OF AMP.

          4.2.1 CHANGE OF NAME: USE OF NAME. AMP or Whitaker shall grant any consents and take any other and further action, all at its own expense, requested by DAH to enable DAH to use, reserve or register the name "Qualitronix" and any other trademark or trade style or name presently used by Qualitronix, for the exclusive use of DAH. After the Closing Date, AMP shall discontinue use of the names "Qualitronix".

          4.2.2 COVENANT AGAINST DISCLOSURE. Except to the extent provided in
Section 4.2.8, AMP agrees not to (a) disclose to any person, association, firm, corporation or other entity (other than DAH or those designated in writing by DAH) in any manner, directly or indirectly, any information or data relevant to the activities of Qualitronix, or whether of a technical or commercial nature, or (b) by use, or permit or assist, by acquiescence or otherwise, any person, association, firm corporation or other entity (other than DAH or those designated in writing by DAH) to use, in any manner, directly or indirectly, any such information or data, excepting only use of such data or information as is at the time generally known to the public other than by any breach of any provision of this Section 4.2.2.

          4.2.3 COVENANT AGAINST HIRING. AMP understands that it is essential to the successful operation of the activities of Qualitronix to be acquired hereunder that DAH retain substantially unimpaired Qualitronix's personnel. AMP agrees that it shall not purposefully take any action which would induce any employee or representative of AMP not to become or continue as an employee or representative of DAH. Without limiting the generality of the foregoing, AMP, solely as to its Aerospace and Government Systems Sector, shall not, for a three
(3) year period from the Closing Date solicit to employ (whether as an employee, officer, director, agent, consultant or independent contractor), or enter into any partnership, joint venture or other business association with, any person who was at the Closing Date an employee, partner, representative, or manager of AMP engaged in the activities of Qualitronix. Similarly for such three year Period, AMP, solely as to its Aerospace and Government Systems Sector, shall not solicit to employ any person who is then employed by DAH or any of its affiliates or subsidiaries.

          4.2.4 INJUNCTIVE RELIEF. AMP acknowledges and agrees that DAH's remedy at law for any breach of any of AMP's obligations under Subsections 4.2.2, 4.2.3 or 4.2.9 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of Subsections 4.2.2, 4.2.3 or 4.2.9 without the necessity of proof of actual damage. The rights and remedies conferred upon DAH under this Section 4.2.4, elsewhere in this Agreement, or by any instrument or law shall be cumulative and may be exercised singularly or concurrently.

          4.2.5 CONDUCT OF BUSINESS OF AMP PRIOR TO CLOSING DATE. AMP agrees that on and after the date hereof and prior to the Closing Date:

          (a) The operations, practices and activities related to Qualitronix shall be conducted only in the ordinary course of business and consistent with past practice;

          (b) Reserved;

          (c) Reserved;

          (d) Reserved

          (e) Reserved

          (f) Except as set forth in Schedule 4.2.5(f), AMP, shall not, with respect to the activities of Qualitronix or any of the Assets:

              (i) incur, become subject to, or suffer, or agree to incur, become subject to or suffer, any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

              (ii) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than liabilities payable in the ordinary course of business;

              (iii) mortgage, pledge or subject to lien, charge or any other encumbrance, any of the Assets or agree so to do;

              (iv) sell or transfer or agree to sell or transfer any of its assets, or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business;

              (v) consent or agree to a waiver of any right of substantial value;

              (vi) enter into any transaction other than in the ordinary course of its business;

              (vii) without the express written consent of DAH, increase the rate of compensation payable or to become payable by it to any Key Employee over the rate being paid to such Key Employee at October 31, 1996;

              (viii) Reserved;

              (ix) terminate any contract, agreement, license or other instrument to which it is a party;

              (x) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization;

              (xi) without the express written consent of DAH, make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any Employee;

              (xii)  Reserved;

              (xiii) without the express written consent of DAH, directly or indirectly pay or make a commitment to pay any severance or termination pay to any Employee;

              (xiv)  Reserved;

              (xv) introduce any new method of management, operation or accounting with respect to its business or any of the assets, properties or rights applicable thereto;

              (xvi) offer or extend more favorable prices, discounts or allowances than were offered or extended regularly on and prior to November 7, 1996, other than in the ordinary course of business;

              (xvii) make capital expenditures or commitments therefor without the express written consent of DAH; and

              (xviii) hire any employee earning a wage or salary of more than $30,000 per year.

              (xix) except as may be specifically requested, ship any Contact Products other than pursuant to the delivery schedule set forth in any purchase order or contract, nor build up inventory inconsistent with past practices

              (g) AMP shall use its best efforts to preserve Qualitronix's activities intact, to keep available to Qualitronix its present employees, and to preserve the good will of its suppliers, customers and others with whom business relationship exist; and

              (h) AMP shall not take, agree to take or permit to be taken any action or do or permit to be done anything in the conduct of the Qualitronix' activities, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations or warranties of AMP contained herein to be or become untrue in any material respect.

          4.2.6 INSPECTION OF BOOKS AND RECORDS. From the date of this Agreement until the Closing Date, upon reasonable request by DAH, AMP shall make or cause to be made available to DAH for examination those documents, records and information as set forth in Section 1.1 including, but not limited to those related to the Assets and other materials such as books of account, contracts, agreements, commitments, records and its documents directly to subject matter of this Agreement and shall permit DAH and its representatives, attorneys, accountants and agents to have access to and to copy the same at all reasonable times. In addition, AMP shall make, or cause to be made, available to DAH and its representatives, attorneys, accountants and agents the Assets and all of the above described records for any environmental compliance audit, any environmental site assessment (including soil, groundwater and/or other testing) and any other physical inspection which DAH may elect to conduct at its own expense.

          4.2.7 FURTHER ASSURANCES. On and after the Closing Date, AMP shall prepare, execute and deliver, at their expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as DAH shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in DAH title to all or any part of the Assets or to consummate, in any other manner, the terms and conditions of this Agreement.

          4.2.8 PRESS RELEASES, ANNOUNCEMENTS AND INTRODUCTIONS.

                 (a) Neither AMP nor DAH shall issue any press release or announcement, including announcements to employees, relating to the subject matter of this Agreement without the prior written approval of the other parties hereto; PROVIDED, HOWEVER that any party may make any public disclosure it believes in good faith is required by law (in which case it will advise the other parties hereto prior to making the disclosure). On the Closing Date, AMP and DAH will issue mutual public announcements and/or press releases announcing the transaction contemplated by this Agreement.

                 (b) At a mutually agreeable time prior to the Closing, but not earlier than one week prior to the Closing, AMP shall introduce representatives of DAH to Customers, Distributors and Key Employees of Qualitronix for the purpose of facilitating transition or otherwise assist DAH in accomplishing such transition.

          4.2.9 COVENANT NOT TO COMPETE AMP shall enter into and observe, according to its terms that Covenant Not to Compete as set forth in EXHIBIT B hereto, pursuant to which AMP shall agree to not, directly or indirectly, engage, anywhere in the United States in the business of manufacturing, distributing or selling Contact Products for Cylindrical Connectors for military and aerospace applications for a period of four years following the Closing Date.

          4.2.10 DELIVERY OF HISTORIC PERFORMANCE SCHEDULES. AMP shall deliver the Historic Performance Schedule required by Section 3.2.4 not later than five days following the execution of this Agreement for review by DAH.

          4.2.11 PAYMENT OF SEVERANCE In the event that DAH shall terminate any employee of AMP employed by DAH pursuant to Section 4.1.8(a) at any time during the sixty (60) days following the Closing Date, AMP shall pay to any such terminated employee such severance benefits as would have been paid had such employee still been employed by AMP. DAH shall promptly notify AMP of its intent to make such termination and AMP shall thereupon pay such severance benefits in accordance with its policies and procedures.

          4.2.12 RESERVED..

          4.2.13 INDEMNITY REGARDING BULK SALES, ETC. AMP hereby agrees to indemnify and hold harmless DAH from any claims, costs or liabilities incurred as a result of the failure of AMP to comply with any and all requirements of sales tax and bulk sales laws and regulations arising under Pennsylvania, California and any other jurisdiction in connection with the transactions contemplated herein, including all pre-closing notice, payment and receipt requirements in connection with the transactions contemplated by this Agreement.

          4.2.14 DISTRIBUTOR TERMINATIONS AFTER CLOSING DATE. AMP shall indemnify and save DAH harmless from any and all costs or expenses related to returns of Contract Products from any Distributor as set forth in Section 2.6.4.

          4.2.15 USE OF NAME. After the Closing Date, DAH shall not use the name "AMP" in connection with the activities of Qualitronix.

          4.2.16 HOLD HARMLESS. Except for the assumed liabilities set forth in
Section 2.6, for a period of two years from the Closing Date, AMP agrees to indemnify and hold harmless DAH (the "AMP Indemnification") from any claims, costs or liabilities, which in exceeds $10,000 for each claim of Indemnification, arising from a breach of any of the warranties and representations of AMP set forth herein (the "DAH Claims"). DAH Claims relating to matters of like or similar kind shall be aggregated and each shall not be considered a separate claim. In connection therewith, AMP shall undertake to defend DAH with respect to any such DAH Claims asserted at its sole cost and expense upon receipt of notice of such DAH Claims.

          4.2.17 ACCESS TO AMP SYSTEM-TRANSITION For such period as DAH shall deem reasonably necessary, but not to exceed one year from the Closing Date, AMP shall provide to DAH access to the AMP System for the purposes of facilitating a transition by DAH from the AMP System to its own management information system. Included in such access shall be utilization of the installed routers connecting the Local Area Network to the main AMP System. The parties shall establish such systems and procedures to assure that neither party shall have access to any confidential or proprietary information of the other during this transition period. DAH shall use its best efforts to conclude this transition as quickly as possible. For the first 120 days following the Closing Date, such access shall be without charge. Thereafter DAH shall pay a monthly fee of $8,500 for such access.

          4.2.18 RESERVED

5. CONDITIONS PRECEDENT TO CLOSING.

     5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF DAH AND AMP The Parties shall have entered into the Supply Contracts, which Supply Contracts shall be effective as of the Closing Date.

     5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF DAH. The obligation of DAH to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions precedent on or prior to the Closing Date:

          5.2.1 Except for such breaches as would not have a Material Adverse Effect, each and every representation and warranty made by AMP or Whitaker in this Agreement shall be true in all respects when made and shall be true in all material respects as if originally made on and as of the Closing Date.

          5.2.2 All obligations and covenants of AMP to be performed under this Agreement through, and including on, the Closing Date (including, without limitation, all obligations which AMP would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated), including obtaining the Material Consents pertaining to the matters set forth in
Section 1.1.8(a), shall have been performed in all material respects.

          5.2.3 No injunction shall have been entered by a court of competent jurisdiction and remain in effect which would restrain or prohibit the transactions contemplated by this Agreement.

          5.2.4 Reserved.

          5.2.5 DAH's Board of Directors shall have approved the transactions contemplated by this Agreement.

          5.2.6 Since the date of this Agreement, there shall have been no change in the financial condition, business or operations of Qualitronix and there shall have been no damage or loss having, or reasonably expected to have a Material Adverse Effect on the Assets.

          5.2.7 AMP or Whitaker, as the case may be, shall have delivered, to DAH each of the following, in each case duly and properly executed (if appropriate) and in form and substance reasonably satisfactory to DAH:

          (a) A good and sufficient General Conveyance, Assignment and Bill of Sale, conveying, selling, transferring and assigning to DAH title to all of the Assets free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except those listed on Schedules 3.2.14 and 3.2.15.

          (b) The books and records described in Section 1.1.15; and certificates of each policy of insurance described in Section 3.2.12, together with evidence that such policies are in force on the Closing Date.

          (c) The covenant not to compete as provided in Section 4.2.9

          (d) The Historic Performance Schedule described in Section 3.2.4.

          (e) Resolutions of the directors of AMP and Whitaker authorizing the execution and delivery of this Agreement by AMP and Whitaker and the performance of its obligations hereunder, certified by the Corporate Secretary of AMP and Whitaker or an opinion of counsel to AMP, that such is not required.

          (f) AMP shall have delivered to DAH, in form suitable for filing, such certificates, consents and other documents as are necessary or desirable to effect the transfer of the registration of any name conveyed to DAH pursuant to this Agreement, in Pennsylvania, California, Delaware and in each other state where AMP or Whitaker is qualified to do business with respect to the activities of Qualitronix or has registered any such name under a "trade name" or "fictitious name" statute or similar law or has taken any other action in order to obtain or protect rights in such name.

           (g) A favorable opinion of counsel for AMP, addressed to DAH and dated the Closing Date, substantially in the form of EXHIBIT C attached hereto.

           (h) A certificate of the Pennsylvania, California and Delaware Secretaries of State, each dated as of a date not earlier than ten days prior to the Closing Date, as to the good standing of AMP or Whitaker in such States, as applicable.

           (i) Such other separate instruments of sale, assignment or transfer that DAH may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Assets.

           5.2.8 DAH shall have approved, in writing, the Due Diligence as set forth in Schedule 5.2.8 on or before 5:30 pm Pacific Time of the 10th business day following receipt by DAH of all of the schedules and related information to be furnished pursuant to Schedules 3.2.4 and 5.2.8 (the "Diligence Schedules").

           5.2.9 DAH shall use its best efforts to obtain the consent of its senior lender and of its subordinated lender of the transaction to the Closing of this Agreement on or before 5:30pm Pacific Time of the 7th day following receipt by DAH of the Diligence Schedules. Such time for consent shall be continued day to day until the time scheduled for Closing. In the event that such consent has not been obtained by the Closing Date, the Closing Date shall be extended day to day until December 27, 1996.

           5.2.10 In the event that DAH shall have failed to provide its Due Diligence Approval as specified in Section 5.2.8 or has failed to obtain the approvals required by Section 5.2.9 by the times specified therein, this Agreement shall thereupon be deemed a nullity and VOID AB INITIO without further action by any party without any further liability by any party hereto to any other party.

           5.2.11 No Key Employee shall have indicated an intention to terminate such Key Employee's employment with DAH subsequent to the Closing

     5.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF AMP OR WHITAKER. Each and every obligation of AMP or Whitaker, as the case may be, to be performed on or before the Closing Date shall be subject to the satisfaction on or before the Closing Date of each of the following conditions.

          5.3.1 Except for such breaches as would not have a Material Adverse Effect, each and every representation and warranty made by DAH shall have been true in all respects when made and shall be true in all material respects as if originally made on and as of the Closing Date.

          5.3.2 All obligations and covenants of DAH to be performed under this Agreement through, and including on, the Closing Date (including, without limitation, all obligations which DAH would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) shall have been performed in all material respects.

          5.3.3 No injunction shall have been entered by a court of competent jurisdiction and be in effect which would restrain or prohibit the consummation of the transactions contemplated by this Agreement.

          5.3.4 A certificate of the Ohio and California Secretaries of State, each dated as of a date not earlier than ten days prior to the Closing Date, as to the good standing of DAH in such States.

          5.3.5 AMP's Board of Directors shall have approved the transactions contemplated by this Agreement.

          5.3.6 Payment of the Initial Purchase Price on the Closing Date, by wire transfer of immediate available funds, as determined in accordance with
Section 2.

          5.3.7 An opinion of counsel for DAH, addressed to AMP and dated the Closing Date, in the form of EXHIBIT D attached hereto.

          5.3.8 The Assumption Agreement with respect to the Assumed Liabilities, in the form of EXHIBIT E attached hereto.

     5.4 ALLOCATION. For purposes of income tax reporting, the parties shall, within one year following the Closing, enter into an agreement setting forth that portion of the total purchase price which shall be allocated to each portion thereof and agree that they shall report such allocation for all purposes including for federal and state taxing purposes.

6. RESERVED

7. MISCELLANEOUS PROVISIONS.

     7.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made, if in writing, and (i) if served by personal delivery to the party for whom intended (which shall include overnight delivery by Federal Express or similar service),
(ii) or 3 business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated by writing hereafter by, such party, or (iii) if sent by telecopier to the number showing in this Agreement for, or such other number as may be designated in writing hereafter by, such party and immediately confirmed by sending a copy of such notice by either method described in clause (i) or (ii) above.

     7.2 POST-CLOSING ACCESS. At the earlier of (i) such time as there shall have been a change in control of DAH or (ii) the expiration of seven (7) years commencing on the Closing Date, or for such longer period as may be required by applicable law, DAH shall retain all books, records and other data delivered to it relating to the activities of Qualitronix prior to the Closing Date. DAH shall grant access to such books, records and other data to AMP and its representatives during regular business hours upon reasonable prior notice to the extent that such access is required by AMP in connection with tax, regulatory or contractual matters, or otherwise in order to permit AMP to comply with applicable law, or in order to defend against any claim brought against AMP.

      7.3 ARBITRATION. Any dispute, claim or controversy arising out of or relating to this Agreement or breach thereof shall be decided by Arbitration conducted in Los Angeles, California before a single arbitrator chosen by mutual agreement of the parties. In the event that the parties are unable to agree upon a single arbitrator after three submissions of proposed arbitrators, each party shall select an arbitrator and such arbitrators shall choose a third arbitrator and the matter shall then be heard and resolved by a panel of three arbitrators. The arbitration proceeding shall be otherwise conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and which arbitration provides for reasonable discovery, including depositions, interrogatories and production of documents. The decision of the arbitrator(s) shall be final and binding on the parties and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The cost of arbitration shall be shared equally between the parties.

      7.4 ENTIRE AGREEMENT. This Agreement, the Supply Contracts, the Exhibits and Schedules hereto, and the documents referred to herein and therein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

      7.5 BINDING EFFECT: ASSIGNMENT. This Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon AMP or Whitaker, as the case may be, its successors and permitted assigns, and DAH, its respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party or parties except that DAH shall have the right to assign, in whole or in part, its rights hereunder to one or more affiliates of DAH, which in each case shall be a wholly-owned subsidiary of DAH. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

      7.6 CAPTIONS. This Agreement and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

      7.7 WAIVER: CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

      7.8 NO THIRD PARTY BENEFICIARIES. Subject to Section 7.3, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     7.9 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     7.10 SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, AMP, Whitaker and DAH hereby agree that such court or arbitrator(s) shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's or arbitrator(s)' determination. In the event that any such provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     7.11 GOVERNING LAW. This Agreement shall in all respects be constructed in accordance with and governed by the laws of the State of California.

     7.12 CLOSING COSTS AND TRANSFER TAXES.

           7.12.1 DAH shall be responsible for all sales, use or other taxes imposed by reason of the transfers of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto; provided however, DAH shall not be responsible for any taxes imposed on income or capital gain assessed as a result of the transactions contemplated by this Agreement.

           7.12.2 DAH shall pay all the fees and costs of recording or filing all applicable conveyancing instruments.

           7.12.3 EXPENSES. Each party shall, except as otherwise expressly provided herein, bear all of the costs and expenses of such party's execution, delivery and performance of this Agreement.

     AGREED and entered into as of the last date set forth below:

        AMP INCORPORATED                       DeCRANE AIRCRAFT HOLDINGS, INC.

By: /s/ J. Emay                                By: /s/ R. Jack DeCrane
   ----------------------------                   ----------------------------
Title: Chairman of the Board                   Title: CEO
       ------------------------                       ------------------------
Date:  11/27/96                                Date:  11/24/96
       ------------------------                       ------------------------

       THE WHITAKER CORPORATION

SOLELY WITH RESPECT TO SECTIONS 1.1.7 AND
3.2.10 AND PROVISIONS RELATING TO WHITAKER

By:
   ----------------------------

Title:-------------------------

Date:--------------------------

     7.9 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     7.10 SEVERABILITY. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, AMP, Whitaker and DAH hereby agree that such court or arbitrator(s) shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's or arbitrator(s)' determination. In the event that any such provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     7.11 GOVERNING LAW. This Agreement shall in all respects be constructed in accordance with and governed by the laws of the State of California.

     7.12 CLOSING COSTS AND TRANSFER TAXES.

           7.12.1 DAH shall be responsible for all sales, use or other taxes imposed by reason of the transfers of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto; provided however, DAH shall not be responsible for any taxes imposed on income or capital gain assessed as a result of the transactions contemplated by this Agreement.

           7.12.2 DAH shall pay all the fees and costs of recording or filing all applicable conveyancing instruments.

           7.12.3 EXPENSES. Each party shall, except as otherwise expressly provided herein, bear all of the costs and expenses of such party's execution, delivery and performance of this Agreement.

     AGREED and entered into as of the last date set forth below:

          AMP INCORPORATED                     DeCRANE AIRCRAFT HOLDINGS, INC.

By:                                            By:
   ----------------------------                   ----------------------------
Title:                                         Title:
   ----------------------------                   ----------------------------
Date:                                          Date:
   ----------------------------                   ----------------------------

       THE WHITAKER CORPORATION

SOLELY WITH RESPECT TO SECTIONS 1.1.7 AND
3.2.10 AND PROVISIONS RELATING TO WHITAKER

By: /s/ [illegible]
   ----------------------------
Title:  President
      -------------------------
Date:   November 29, 1996
      -------------------------
                                    Page 29